Exhibit 10.1

[Name]	[Department]

[Address]

Dear XXXXX,
     On December 21, 1999, CSK Auto Corporation awarded to you stock options to purchase XXX shares of CSK Auto common stock at an exercise price of $14.00/share with a three year vesting schedule. This letter is intended to amend the terms of such options to extend the expiration date and to document your acceptance of the options and the terms and conditions under which they were granted.
     Pursuant to the terms of your stock option grant, your options are currently set to expire on December 21, 2006. As you may know, CSK Auto has informed all holders of Company stock options that they are currently prohibited from exercising their stock options due to restrictions imposed by federal securities laws. CSK Auto anticipates that this option exercise prohibition may extend through the end of this year and beyond (until the Company is and remains current in its financial reporting obligations), meaning that you will not be permitted to exercise your options prior to the December 21, 2006 expiration date. As a result, CSK Auto has decided to amend your December 21, 1999 stock options to extend the expiration date until December 31, 2007.
     In order to satisfy certain requirements under the federal tax code in connection with the extension of your options, your signature below is deemed to be both an acceptance of CSK Auto’s offer to extend the expiration date of your December 21, 1999 stock options until December 31, 2007 and an election by you to either exercise your December 21, 1999 stock options during 2007 (once such an exercise is otherwise permissible under federal securities laws, including laws regarding insider trading, and the Company’s insider trading policies, and subject to any other exercise restrictions set forth in the governing stock option plan and contract) or to allow them to expire unexercised at the end of 2007. As a result of the continuing option exercise prohibition and this extension of your options, you will not be permitted to exercise your December 21, 1999 stock options in 2006.
     Please note that CSK Auto is not providing here nor will it provide tax, legal or financial advice. You are urged to consult your own advisors in connection with taking any action with respect to your stock options.

CSK AUTO CORPORATION

By:	/s/ Maynard Jenkins

Maynard Jenkins		Optionee

Chairman & CEO		Date